Exhibit 107
Calculation of Filing Fee Tables
424(b)(2)
(Form Type)
FS KKR Capital Corp.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Note	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)

Fees to Be Paid	Debt	6.125% Notes due 2030	Rule 457(r)	$100,000,000	99.508%	$99,508,000	$0.00015310	$15,235

	Total Offering Amounts					$99,508,000		$15,235

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due							$15,235

(1)
The registration fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. This “Calculation of Filing Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form
N-
2
(File
No. 333-282226)
in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.

The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.